Exhibit 99.1

KULR Technology Group Inc. Reports Fourth Quarter and Full Year 2021 Financial Results

Fourth Quarter 2021 Revenue and Full-Year 2021 Revenue Up 267% and 287% Year-Over-Year Respectively

SAN DIEGO / GLOBENEWSWIRE / March 17, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announced its financial results for the fourth quarter and full-year 2021.

“This past calendar year was a pivotal period in our corporate history as we achieved numerous milestones across the business,” said KULR CEO Michael Mo. “With the goal to maintain our growth trajectory, the entire team is laser focused on executing against key objectives in 2022. More specifically, we will continue to focus on the core growth sectors: energy storage, e-mobility and safe transportation of lithium-ion batteries within the full battery management lifecycle, from manufacturing through recycling and reuse. As we look to further commercialize our product lines this year, legacy products and partnerships in the aerospace, defense, government, and regulatory sectors will remain an essential cornerstone of our business. We will invest further into operations as we prepare for continued growth this year and beyond.”

Fourth Quarter 2021 Financial Highlights:

•	Revenue increased by 267% to $766,000 from the same year ago period
•	As of December 31, 2021, the Company had $14.9 million of cash compared to $8.9 million in the same year ago period
•	Gross margin was 70% in the quarter ended December 31, 2021, compared to 76% in the same year ago period

Fourth Quarter 2021 and Recent Operational Highlights

•	KULR appointed former NASA Johnson Space Center senior leader, Dr. William Walker, as its new Director of Engineering. Dr. Walker will work with the Company’s engineering team on its next generation high-performance computing (“HPC”) and hypersonic vehicle thermal management initiatives.

•	KULR released a passive propagation resistant (“PPR”) solution in its KULR-Tech Safe Case product family for maritime lithium-ion battery safety. The PPR solution meets the upcoming United States Coast Guard’s new safety requirements for the passenger vessel industry, and provides additional battery safety options for the cargo, fishing, and cruise verticals. The Company’s solution prevents cell to cell thermal runaway propagation and prevents heat, fire, and explosion from exiting the KULR-Tech Safe Case enclosure.

•	KULR received a three-year multi-million-dollar deployment order for its PPR solution suite from Volta Energy Products (“Volta”), a subsidiary of Viridi Parente, Inc. (“Viridi”). The PPR solution, which includes the patented thermal runaway shield (“TRS”) product, will be used for Volta’s stationary and mobile lithium-ion battery power systems. The initial deployment order totals approximately $1.6 million for immediate delivery with higher volume shipments expected throughout 2022.

•	KULR acquired the patented intellectual property (“IP”) rights from Centropy AB (“Centropy”). The acquisition brings advanced carbon fiber based heatsink technology for HPC applications that strengthen KULR’s portfolio of thermal management solutions for cloud computing, AI, and crypto mining applications. Centropy’s cooling solutions will be integrated into KULR’s existing technology portfolio – targeting air and liquid-cooling of HPC applications such as crypto mining, cloud computing, and AR/VR simulations.

•	KULR received an initial order totaling approximately $500,000 for its PPR battery systems from the Lockheed Martin Corporation (NYSE: LMT) (“LMT”). This initial order was for immediate delivery and is the starting point in the partnership as LMT leverages KULR’s technological advancements in PPR energy products for its Advanced Energy Systems.

•	KULR joined Clarios in the U.S. Department of Energy’s (“DoE”) lithium-ion battery lifecycle initiative to develop the manufacturing and reuse of lithium-ion batteries and their chemical elements in the United States for the purpose of domestic national interest.

•	KULR expanded its services with Heritage Battery Recycling (“HBR”) as a result of HBR’s merger with Retriev Technologies, creating the largest lithium-ion battery recycler in North America. In addition to the existing e-bike and scooter customer programs, KULR will also provide safe transportation logistics to Retriev’s battery collection operations in North America.

Fourth Quarter 2021 Financial Results

Revenues: Revenue increased 267% to $766,000 in the fourth quarter ended December 31, 2021, from $208,000 reported in the same year-ago period. The increase in revenue was mainly due to the scaling up of design and test services from larger customers. The Company continues to build its relationships with a wide range of energy, transport and aerospace partners and has billed 25 customers during the year ended December 31, 2021. These additions reflect management’s commitment to build new customer relationships through a growing pool of referrals and business development leads.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $3.8 million in the fourth quarter of 2021 from $768,000 in the corresponding period last year. The increase in SG&A expenses was due to the addition of management and operations team members, sales and marketing activities, and non-cash stock-based compensation paid to employees and consultants.

R&D expenses: R&D expenses in the fourth quarter of 2021 increased to $705,000 from $68,000 in the same period last year, reflecting a combination of new engineering hires, investments in manufacturing automation, new product developments, and research in high-areal capacity battery electrodes and solid-state electrolyte.

Operating Loss: Loss from operations was $4.0 million for the fourth quarter of 2021, compared to $677,000 from the same period last year. Higher SG&A costs offset higher sales while the gross margin decreased from 76% in the fourth quarter of 2020 to 70% in the comparable 2021 quarter, as a result of lower margins on some larger jobs.

Net Loss: Net loss for the fourth quarter of 2021 increased to $4.1 million, or a loss of $0.04 per share, compared to a net loss of $859,000, or a loss of $0.01 per share from the same period last year.

Full-Year 2021 Financial Highlights:

•	Increased revenue by 287% compared to Full-Year 2020, mainly reflecting expansion in the commercialization roadmap
•	Increased shareholder equity to $16.4 million in the year ended December 31, 2021, from $6.1 million in the year ended December 31, 2020
•	Gross margins decreased to 54% in the year ended December 31, 2021, from 70% in the year ended December 31, 2020, primarily due to a change in product mix from higher margin products to lower margin services

Full-Year 2021 Financial Results

Revenues: Revenue increased 287% to $2.4 million in 2021 from $624,000 in 2020. The increase in revenue was mainly due to early success in the energy storage and battery transportation and recycling sectors. The Company continues to build its relationships with a wide range of energy, transport and aerospace partners and has billed 25 customers during the year ended December 31, 2021. These additions reflect management’s commitment to build new customer relationships through a growing pool of referrals and business development leads.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $11.2 million in 2021 from $2.5 million in 2020. The 349% increase in SG&A expenses consisted primarily of stock-based compensation, marketing and advertising, salaries, payroll taxes and other benefits, accounting and tax, consulting fees, travel and entertainment, rent expense, office expenses, and legal and professional fees.

R&D expenses: R&D expenses in 2021 increased to $1.7 million from $290,000 in 2020, reflecting an increase in employee headcount spent on R&D and three new projects for automation, battery and drone design initiated during 2021.

Operating Loss: Loss from operations was $11.5 million in 2021, compared to $2.3 million in 2020. The increase in operating loss was primarily the result of increased engineering and manufacturing workforce combined with the move and buildout of a larger facility to accommodate continued growth through automation. As of December 31, 2021, the Company had 52 full time employees and 5 contractors compared to 9 employees and 4 consultants on December 31, 2020. Higher SG&A costs offset higher sales while gross margin decreased to 54% in 2021 from 70% in 2020, primarily due to a global increase in cost of materials and from a change in mix between higher margin products and lower margin services.

Net Loss: Net loss for 2021 increased to $11.9 million or a loss of $0.15 per share, compared to a net loss of $2.9 million, or a loss of $0.03 per share in 2020.

Cash Position: The Company reported cash balances of $14.9 million as of December 31, 2021, compared to $8.9 million in the same period last year. KULR believes its cash position provides runway to expand operations, support new business and fund ongoing product development.

Conference Call

The Company has scheduled a conference call for Thursday, March 17th, 2022 at 4:30pm ET to discuss these results. Michael Mo, KULR’s CEO; Keith Cochran, President & COO, and Simon Westbrook, CFO, will provide a business update for the Company and answer questions submitted by analysts in advance.

To access the call:

Dial-In Number: 1-857-232-0157
Access Code: 422095

Please call the conference telephone number 10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be available for replay here and via the Investor Relations section of KULR’s website.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Relations:

Annika Harper

The Antenna Group

KULR@antennagroup.com

Investor Relations:

Tom Colton or Matt Glover

Gateway Investor Relations

Main: (949) 574-3860

KULR@gatewayir.com